Exhibit 1

2023 H1 Pre-Close Trading Update: On track to meet full year guidance

06 June 2023

Trading update - ahead of closed period commencing 26 June 2023

Tadeu Marroco, Chief Executive:

“I am delighted to provide this first trading update since becoming Chief Executive.

Firstly, let me address a frequently asked question: Will there be a change in our strategy? No. I am clear that the strategy we created in 2019 is right. I am confident that we can execute it successfully.

Our commitment to building A Better TomorrowTM, by reducing the health impact of our business through a multi-category portfolio of reduced-risk products*† remains. Put simply, smokers must have access to better choices. This is already a reality for smokers who have made the switch to our reduced-risk products*†. It also represents a commitment to our consumers who continue to smoke and are yet to make that transition.

I often hear A Better TomorrowTM being referred to as our strategy, when in fact it is our purpose. They are not one and the same. Our strategic aim is to progressively transform our portfolio by actively encouraging adult smokers to switch to less risky products*† compared to smoking; a transformation delivering long-term multi-stakeholder value.

We have reached a point in our transformation where sharper execution and greater emphasis on fewer, bigger priorities that deliver meaningful returns is required. We will use our market archetype model, which identifies different stages of New Category maturity to guide us, ensuring our priorities deliver on our strategy and are well articulated with clear business outcomes defined.

I am pleased with our performance in a number of key areas. We increased the number of consumers of non-combustible products1 by a further 900,000 in Q1, driving good revenue growth and further reducing losses of New Categories means we are on track to deliver our £5bn revenue ambition in 2025, with profitability in 2024, irrespective of the timing of the transfer of our Russian and Belarusian businesses.

Outside the U.S., combustible brands have been performing well as we address portfolio gaps and optimise pricing. Consistently driving value from our combustibles brands is critical, as they deliver substantial cash returns and generate value to fund New Categories and our transformation.

We are also making good progress towards de-leveraging our balance sheet, supporting our ambition to sustainably return excess cash to shareholders.

That said, there are operational issues that will have my focus. Our performance in U.S. combustibles has been disappointing. Returning combustibles to consistent value creation is critical to our multi-category strategy in the U.S.  We are taking action, and while it will take some time to carefully and thoroughly implement our plans, our volume share has grown sequentially since the start of the year.

glo has had an underwhelming start to 2023, albeit recent momentum is more encouraging. glo Hyper Air is a step forward in what promises to be an exciting pipeline ahead.

I am determined to manage external risks thoughtfully and transparently through continuing to increase our engagement with regulators, policymakers, and relevant stakeholders. I have made it clear to my senior management team and the organisation that we must operate to the highest ethical standards, and this topic must remain a priority for both our employees and business partners.

2023 is going to be complex and exciting in equal measure. BAT has a wonderful heritage. I am committed to building a new, modern BAT – one that is agile and progressive, inclusive and collaborative. It is our exceptionally talented people, our pipeline of innovation and portfolio of winning brands, that will ensure we perform and transform simultaneously. I have great confidence this can be achieved.

We continue to maintain our full year 2023 guidance.”

 Trading update detail

Sharpening execution in combustibles and the U.S.

o	Group cigarette volume share up 10 bps and value share down 40 bps, mainly due to the implementation of commercial plans in the U.S.

o	Outside the U.S., we have been performing well with reinvigorated portfolios, refreshed brands and sharpened execution supported by optimised pricing offset by some geographic mix

o	The U.S. industry premium segment shows early signs of stabilisation with our premium volume share sequentially growing since the start of the year

o
In California, the longer-term impact of the flavour ban currently remains difficult to assess. Menthol products are reportedly still being sold illicitly due to lack of enforcement; and we have also seen elevated flavoured volume in surrounding states

o	Our full year volume performance will be second-half weighted in the U.S., given the H1 volume impact of SAP-related inventory phasing

We have extended Vuse’s global leadership2

o	Vuse value share up 2.8 ppts, reaching 38.8% in key Vapour markets[3], driven by extended volume and value share U.S. leadership

o	Continuing to approach the growing modern disposables segment in a responsible way; Vuse Go is now available in 40 markets

o	Establishing Vuse platforms in Emerging Markets, including Colombia and Peru, with encouraging early results glo performance improvement after a disappointing Q1

o	glo THP category volume share down 1.1 ppts to 18.2% in key markets[4]

o	Continued category volume share momentum in some key European THP markets offset by the highly competitive markets in Japan and Italy

o	As part of our enhanced innovation pipeline, we recently launched our glo Hyper Air platform in four key European THP markets, with further roll-outs planned for H2

Velo cements European leadership, good progress in Emerging Markets

o	Velo remains Modern Oral volume share leader in 15 European markets, with Velo Mini and Velo Max continuing to demonstrate our commitment to innovation

o	Velo volume share of Total Oral was up 70 bps, while volume share of Modern Oral was down 1.8 ppts to 28.5% in key markets[5] mainly driven by the U.S.

o	Pakistan growth continues and we have rolled-out nationally in Kenya

Full year 2023 guidance

o	Global tobacco industry volume expected to be down c.3%

o
3-5% organic[6] constant currency revenue growth, with performance expected to be H2 weighted; reported growth impacted by timing of the transfer of the Russian and Belarusian businesses expected to close in 2023

o	Strong New Category revenue growth with further improvement in category contribution alongside incremental investment

o	Mid-single figure constant currency adj. diluted EPS growth, with c.2% transactional FX headwind

o	Translational foreign exchange is expected to be c.-1% headwind[7] on full year adjusted diluted EPS growth, and c.4% tailwind[7] on half year adjusted diluted EPS growth

o	Operating cash flow conversion in excess of 90%

For further information, please contact:

Media Centre
+44 (0) 20 7845 2888 (24 hours) | @BATplc

Investor Relations
Victoria Buxton: +44 (0)20 7845 2012
John Harney: +44 (0)20 7845 1263

Webcast and Conference call - The conference call will begin at 9.15am (BST).

You can access the audio webcast via our website. You can also listen via conference call by dialling the numbers below, using the password: BAT

UK Toll-Free: 0808 109 0700
UK-Toll: +44 (0) 33 0551 0200
South Africa Toll-Free: 0 800 980 512
USA Toll Free: +1 866 580 3963
USA Local: +1 786 697 3501

A playback facility for the conference call will be available online via www.bat.com.

BAT attends Deutsche Bank Global Consumer Conference on 7 June 2023
Tadeu Marroco, Chief Executive, will be participating in a fireside chat at the conference at 8.15am UK / 9.15am CEST on 7 June. The event will be streamed live, audio-only, via our website www.bat.com.
A playback facility will also be available online.

Market share and volume data YTD April 2023, share growth v FY2022.

* Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.

† Our vapour product Vuse (including Alto, Solo, Ciro and Vibe), and certain products, including Velo, Grizzly, Kodiak, and Camel Snus, which are sold in the U.S., are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

1 The number of consumers of Non-Combustible products is defined as the estimated number of Legal Age (minimum 18 years, U.S.: 21 years) consumers of the Group’s Non-Combustible products. In markets where regular consumer tracking is in place, this estimate is obtained from adult consumer tracking studies conducted by third parties (including Kantar).  In markets where regular consumer tracking is not in place, the number of consumers of Non-Combustible products is derived from volume sales of consumables and devices in such markets, using consumption patterns obtained from other similar markets with adult consumer tracking (utilising studies conducted by third parties including Kantar). The number of consumers is adjusted for those identified (as part of the consumer tracking studies undertaken) as using more than one BAT Brand - referred to as “poly users”. Target market for acquisition is existing adult smokers/nicotine users.

The number of consumers of Non-Combustible products is used by management to assess the number of consumers regularly using the Group’s New Category products as the increase in Non-Combustible products is a key pillar of the Group’s ESG ambition and is integral to the sustainability of our business. The Group’s management believes that this measure is useful to investors given the Group’s ESG ambition and alignment to the sustainability of the business with respect to the Non-Combustibles portfolio.

2 Based on Vuse estimated value share from reduced-risk products in measured retail for Vapour (i.e., total Vapour category value in retail sales) in the Top 5 Vapour markets.

3 Top 5 Vapour markets: U.S. - Marlin, Canada - Scan Data, UK – Nielsen IQ, France - Strator, Germany – Nielsen IQ. These five markets cover an estimated c.80% of global closed system revenue.

4 Top 12 THP markets: Japan - CVS-BC, South Korea - CVS, Italy – Nielsen IQ, Greece – Nielsen IQ, Hungary - NDN, Kazakhstan – Nielsen IQ, Ukraine – Nielsen IQ, Poland – Nielsen IQ, Switzerland – IMS, Romania – Nielsen IQ, Malaysia - IPSOS, Czech Republic – Nielsen IQ. The THP 12 Top markets were adjusted in H1 2023, with more established THP markets Kazakhstan, Romania, Switzerland and Malaysia introduced and Russia removed in advance of the planned exit this year. Accordingly, glo’s category volume share for 2022 was rebased on the new T12 definition (excluding Russia) from 19.4% to 19.2%.  The T12 THP markets account for c.80% of total industry THP revenue.

5 Top 5 Modern Oral markets: U.S. – Marlin, Sweden – Nielsen IQ, Denmark – Nielsen IQ, Norway – Nielsen IQ, Switzerland – Scan Data (excl. SPAR, Top CC and Alligro). These five markets cover an estimated c.80% of total industry Modern Oral revenue.

6 To supplement the Group’s results presented in accordance with International Financial Reporting Standards (IFRS), the Group’s Management Board, as the chief operating decision maker, reviews certain of its results, including volume, revenue, adjusted profit from operations and adjusted operating margin, at constant rates of exchange, prior to the impact of businesses sold or held-for-sale. Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe that such results excluding the impact of businesses sold or to be held-for-sale provide additional useful information to investors regarding the underlying performance of the business on a comparable basis and in the case of the expected sale of the Group’s businesses in Russia and Belarus, the impact these businesses have on revenue and profit from operations. Accordingly, the organic financial measures appearing in this document should be read in conjunction with the Group’s results as reported under IFRS. We also provide in this release the reconciliations of volume to organic volume, revenue to organic revenue at constant rates of exchange, profit from operations to organic adjusted profit from operations at constant rates of exchange and operating margin to organic adjusted operating margin at constant rates of exchange. In 2021, the Group sold its Iranian business. However, as the Iranian business was not significant to the user’s understanding of that year’s or subsequent years’ financial performance, management did not treat the sale of Iranian business as an organic adjustment.

7 Based on current exchange rates of USD/GBP 1.24825 as at close on 2 June 2023.

Share growth refers to volume share for THP and Modern Oral and value share for Vapour
As used herein, volume share refers to the estimated retail sales volume of the product sold as a proportion of total estimated retail sales volume in that category and value share refers to the estimated retail sales value of the product sold as a proportion of total estimated retail sales value in that category. Please refer to the 2022 Annual Report on Form 20‐F for a full description of these measures, together with a description of other Key Performance Indicators (KPIs), on pages 322 and 323.

New Categories comprises Tobacco Heating Products (THP), Vapour and Modern Oral. Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to Food and Drug Administration (FDA) regulation and no reduced-risk claims will be made as to these products without FDA clearance.

New regional structure restatements

The Group’s results for the six-month period ended 30 June 2022 and year ended 31 December 2022, are presented below to reflect the implementation of the previously announced regional structure. This will provide a consistent basis for the organic performance measurements of the Group for the six-month period ending 30 June 2023 and year ending 31 December 2023. These are provided prior to the announcement of the Group’s half-year report for the period ending 30 June 2023 (due to be released on 26 July 2023).

The information provided also includes the Group’s results on an organic basis, reflecting the ongoing expectation with regards to the transfer of the Group’s operations in Russia and Belarus.

While these reclassifications affect the presentation of regional results, they do not affect the Group’s reported income statement, balance sheet, or cash flow.

SUMMARY ANALYSIS OF REVENUE AND PROFIT FROM OPERATIONS BY SEGMENT

Six months ended 30 June 2022
	Reported			Exchange	At CC2	Inorganic	Organic at CC2
Revenue	£m			£m	£m	£m	£m
U.S.	5,934			(388)	5,546	—	5,546
AME	4,243			85	4,328	(368)	3,960
APMEA	2,692			65	2,757	—	2,757
Total Region	12,869			(238)	12,631	(368)	12,263
	Reported	Adj Items[1]	Adjusted	Exchange	Adjusted[1] at CC2	Inorganic	Adj organic at CC2
Profit from Operations	£m	£m	£m	£m	£m	£m	£m
U.S.	2,801	335	3,136	(218)	2,918	—	2,918
AME	508	975	1,483	43	1,526	(92)	1,434
APMEA	369	657	1,026	20	1,046	—	1,046
Total Region	3,678	1,967	5,645	(155)	5,490	(92)	5,398

Year ended 31 December 2022
	Reported			Exchange	At CC2	Inorganic	Organic at CC2
Revenue	£m			£m	£m	£m	£m
U.S.	12,639			(1,281)	11,358	—	11,358
AME	9,287			(168)	9,119	(813)	8,306
APMEA	5,729			67	5,796	—	5,796
Total Region	27,655			(1,382)	26,273	(813)	25,460
	Reported	Adj Items[1]	Adjusted	Exchange	Adjusted[1] at CC2	Inorganic	Adj organic at CC2
Profit from Operations	£m	£m	£m	£m	£m	£m	£m
U.S.	6,205	630	6,835	(740)	6,095	—	6,095
AME	2,926	422	3,348	(80)	3,268	(276)	2,992
APMEA	1,392	833	2,225	38	2,263	—	2,263
Total Region	10,523	1,885	12,408	(782)	11,626	(276)	11,350

Notes to the analysis of revenue and profit from operations above:

1.  Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.

2. CC: constant currency – measures are calculated based on a re-translation, at the prior year’s exchange rates, of the current year’s results of the Group and, where applicable, its segments.

REGIONAL REVIEW

The performances of the regions are discussed below. The following discussion is based upon the Group’s internal reporting structure. For further information on regional performance by category, see “Additional Information on Revenue by Category by Region.

UNITED STATES (U.S.):

Six months ended 30 June 2022	Volume (unit)			Revenue (£m)
	Reported	Inorganic	Organic	Reported		Exchange	Reported at CC2	Inorganic at CC2	Organic at CC2
	Unit	Unit	Unit	£m		£m	£m	£m	£m
New Categories				414		(27)	387	—	387
Vapour (10ml units/pods mn)	166	—	166	402		(26)	376	—	376
THP (sticks bn)	—	—	—	—		—	—	—	—
Modern Oral (pouches mn)	179	—	179	12		(1)	11	—	11
Traditional Oral (stick eq bn)	3.5	—	3.5	580		(38)	542	—	542
Total Non-Combustibles				994		(65)	929	—	929
Total Combustibles (sticks bn)	30	—	30	4,928		(322)	4,606	—	4,606
Other				12		(1)	11	—	11
Total				5,934		(388)	5,546	—	5,546

				Adjusted PfO (£m) Adjusted operating margin (%)
				Reported	Adjusting items[1]	Exchange	Adjusted[1] at CC2	Inorganic at CC2	Adj organic at CC2
Profit from Operations (PfO)				2,801	335	(218)	2,918	—	2,918
Operating Margin				47.2%			52.6%		52.6%

Year ended 31 December 2022	Volume (unit)			Revenue (£m)
	Reported	Inorganic	Organic	Reported		Exchange	Reported at CC2	Inorganic at CC2	Organic at CC2
	Unit	Unit	Unit	£m		£m	£m	£m	£m
New Categories				949		(95)	854	—	854
Vapour (10ml units/pods mn)	320	—	320	913		(92)	821	—	821
THP (sticks bn)	—	—	—	—		—	—	—	—
Modern Oral (pouches mn)	301	—	301	36		(3)	33	—	33
Traditional Oral (stick eq bn)	6.6	—	6.6	1,174		(119)	1,055	—	1,055
Total Non-Combustibles				2,123		(214)	1,909	—	1,909
Total Combustibles (sticks bn)	59	—	59	10,470		(1,061)	9,409	—	9,409
Other				46		(6)	40	—	40
Total				12,639		(1,281)	11,358	—	11,358

				Adjusted PfO (£m) Adjusted operating margin (%)
				Reported	Adjusting items[1]	Exchange	Adjusted[1] at CC2	Inorganic at CC2	Adj organic at CC2
Profit from Operations (PfO)				6,205	630	(740)	6,095	—	6,095
Operating Margin				49.1%			53.7%		53.7%

Notes to the analysis of revenue and profit from operations above:

1.  Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.

2. CC: constant currency measures are calculated based on a re-translation, at the prior year’s exchange rates, of the current year’s results of the Group and, where applicable, its segments.

REGIONAL REVIEW

AMERICAS AND EUROPE (AME):

Six months ended 30 June 2022	Volume (unit)			Revenue (£m)
	Reported		Organic	Reported		Exchange	Reported at CC2	Inorganic at CC2	Organic at CC2
	Unit	Unit	Unit	£m		£m	£m	£m	£m
New Categories				578		10	588	(60)	528
Vapour (10ml units/pods mn)	112	—	112	189		(1)	188	—	188
THP (sticks bn)	5.7	(2.3)	3.4	240		6	246	(58)	188
Modern Oral (pouches mn)	1,337	(21)	1,316	149		5	154	(2)	152
Traditional Oral (stick eq bn)	0.4	—	0.4	18		1	19	—	19
Total Non-Combustibles				596		11	607	(60)	547
Total Combustibles (sticks bn)	143	(22)	121	3,485		82	3,567	(308)	3,259
Other				162		(8)	154	—	154
Total				4,243		85	4,328	(368)	3,960

				Adjusted PfO (£m) Adjusted operating margin (%)
				Reported	Adjusting items[1]	Exchange	Adjusted[1] at CC2	Inorganic at CC2	Adj organic at CC2
Profit from Operations (PfO)				508	975	43	1,526	(92)	1,434
Operating Margin				12.0%			35.3%		36.2%

Year ended 31 December 2022	Volume (unit)			Revenue (£m)
	Reported	Inorganic	Organic	Reported		Exchange	Reported at CC2	Inorganic at CC2	Organic at CC2
	Unit	Unit	Unit	£m		£m	£m	£m	£m
New Categories				1,300		(18)	1,282	(138)	1,144
Vapour (10ml units/pods mn)	261	—	261	465		(10)	455	—	455
THP (sticks bn)	12.0	(5.2)	6.8	494		(12)	482	(133)	349
Modern Oral (pouches mn)	3,083	(49)	3,034	341		4	345	(5)	340
Traditional Oral (stick eq bn)	0.8	—	0.8	35		2	37	—	37
Total Non-Combustibles				1,335		(16)	1,319	(138)	1,181
Total Combustibles (sticks bn)	294	(43)	251	7,588		(125)	7,463	(669)	6,794
Other				364		(27)	337	(6)	331
Total				9,287		(168)	9,119	(813)	8,306

				Adjusted PfO (£m) Adjusted operating margin (%)
				Reported	Adjusting items[1]	Exchange	Adjusted[1] at CC2	Inorganic at CC2	Adj organic at CC2
Profit from Operations (PfO)				2,926	422	(80)	3,268	(276)	2,992
Operating Margin				31.5%			35.8%		36.0%

Notes to the analysis of revenue and profit from operations above:

1.  Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.

2. CC: constant currency  measures are calculated based on a re-translation, at the prior year’s exchange rates, of the current year’s results of the Group and, where applicable, its segments.

REGIONAL REVIEW

ASIA-PACIFIC, MIDDLE EAST AND AFRICA (APMEA)

Six months ended 30 June 2022	Volume (unit)			Revenue (£m)
	Reported	Inorganic	Organic	Reported		Exchange	Reported at CC2	Inorganic at CC2	Organic at CC2
	Unit	Unit	Unit	£m		£m	£m	£m	£m
New Categories				291		14	305	—	305
Vapour (10ml units/pods mn)	14	—	14	26		—	26	—	26
THP (sticks bn)	5.3	—	5.3	257		14	271	—	271
Modern Oral (pouches mn)	254	—	254	8		—	8	—	8
Traditional Oral (stick eq bn)	—	—	—	—		—	—	—	—
Total Non-Combustibles				291		14	305	—	305
Total Combustibles (sticks bn)	139	—	139	2,361		52	2,413	—	2,413
Other				40		(1)	39	—	39
Total				2,692		65	2,757	—	2,757

				Adjusted PfO (£m) Adjusted operating margin (%)
				Reported	Adjusting items[1]	Exchange	Adjusted[1] at CC2	Inorganic at CC2	Adj organic at CC2
Profit from Operations (PfO)				369	657	20	1,046	—	1,046
Operating Margin				13.7%			38.0%		38.0%

Year ended 31 December 2022	Volume (unit)			Revenue (£m)
	Reported	Inorganic	Organic	Reported		Exchange	Reported at CC2	Inorganic at CC2	Organic at CC2
	Unit	Unit	Unit	£m		£m	£m	£m	£m
New Categories				645		32	677	—	677
Vapour (10ml units/pods mn)	31	—	31	58		(1)	57	—	57
THP (sticks bn)	12.0	—	12.0	566		33	599	—	599
Modern Oral (pouches mn)	626	—	626	21		—	21	—	21
Traditional Oral (stick eq bn)	—	—	—	—		—	—	—	—
Total Non-Combustibles				645		32	677	—	677
Total Combustibles (sticks bn)	268	—	268	4,972		44	5,016	—	5,016
Other				112		(9)	103	—	103
Total				5,729		67	5,796	—	5,796

				Adjusted PfO (£m) Adjusted operating margin (%)
				Reported	Adjusting items[1]	Exchange	Adjusted[1] at CC2	Inorganic at CC2	Adj organic at CC2
Profit from Operations (PfO)				1,392	833	38	2,263	—	2,263
Operating Margin				24.3%			39.0%		39.0%

Notes to the analysis of revenue and profit from operations above:

1.  Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.

2. CC: constant currency measures are calculated based on a re-translation, at the prior year’s exchange rates, of the current year’s results of the Group and, where applicable, its segments.

 Additional Information on Revenue by Category by Region

Six months ended 30 June 2022
Volume (unit)
	U.S.		AME		APMEA		Group
	2022	% change	2022	% change	2022	% change	2022	% change
New Categories
Vapour	166	+19.4%	112	+11.4%	14	+112.5%	292	+18.6%
THP	—	—	5.7	+51.4%	5.3	+13.8%	11.0	+30.4%
Modern Oral	179	-55.7%	1,337	+26.1%	254	+78.9%	1,770	+10.1%
Traditional Oral	3.5	-4.4%	0.4	-8.9%	—	—	3.9	-4.9%
Total Non-Combustibles
Cigarettes	30.0	-13.4%	135.4	-1.5%	138.0	-4.1%	303.4	-4.0%
OTP	0.1	-18.8%	7.2	-12.0%	0.9	-1.5%	8.2	-11.0%
Total Combustibles	30.1	-13.4%	142.6	-2.1%	138.9	-4.1%	311.6	-4.2%
Memo: Cigarettes and THP	30.0	-13.4%	141.1	-0.1%	143.3	-3.6%	314.4	-3.1%

Revenue - reported at current rates (£m)
	U.S.		AME		APMEA		Group
	2022	% change	2022	% change	2022	% change	2022	% change
New Categories	414	+70.4%	578	+51.8%	291	+12.7%	1,283	+45.4%
Vapour	402	+71.1%	189	+28.9%	26	+62.1%	617	+55.2%
THP	—	—	240	+99.2%	257	+8.1%	497	+38.6%
Modern Oral	12	+50.7%	149	+31.2%	8	+84.0%	169	+34.2%
Traditional Oral	580	+7.9%	18	-10.8%	—	—	598	+7.2%
Total Non-Combustibles	994	+27.4%	596	+48.6%	291	+12.7%	1,881	+30.7%
Total Combustibles	4,928	+3.3%	3,485	+3.2%	2,361	-0.9%	10,774	+2.3%
Other	12	-13.4%	162	+11.8%	40	-19.0%	214	+2.9%
Total	5,934	+6.7%	4,243	+8.2%	2,692	+0.1%	12,869	+5.7%
Of which:
Strategic	5,621	+6.7%	3,091	+14.5%	1,441	+2.2%	10,153	+8.3%
Non-strategic	313	+6.0%	1,152	-5.7%	1,251	-2.2%	2,716	-2.9%
	5,934	+6.7%	4,243	+8.2%	2,692	+0.1%	12,869	+5.7%

Revenue - organic at constant rates (£m)
	U.S.		AME		APMEA		Group
	2022	% change	2022	% change	2022	% change	2022	% change
New Categories	387	+59.2%	528	+54.1%	305	+18.1%	1,220	+45.0%
Vapour	376	+59.9%	188	+28.0%	26	+60.4%	590	+48.2%
THP	—	—	188	+104.1%	271	+14.1%	459	+44.2%
Modern Oral	11	+40.9%	152	+34.9%	8	+86.3%	171	+37.0%
Traditional Oral	542	+0.9%	19	-5.2%	—	—	561	+0.6%
Total Non-Combustibles	929	+19.0%	547	+51.1%	305	+18.1%	1,781	+24.5%
Total Combustibles	4,606	-3.4%	3,259	+5.6%	2,413	+1.3%	10,278	+0.6%
Other	11	-19.0%	154	+6.2%	39	-21.1%	204	-1.9%
Total	5,546	-0.3%	3,960	+10.3%	2,757	+2.5%	12,263	+3.7%
Of which:
Strategic	5,254	-0.3%	3,156	+16.9%	1,482	+5.1%	9,892	+5.5%
Non-strategic	292	-1.0%	804	-4.2%	1,275	-0.3%	2,371	-2.1%
	5,546	-0.3%	3,960	+10.3%	2,757	+2.5%	12,263	+3.7%

Year ended 31 December 2022
Volume (unit)
	U.S.		AME		APMEA		Group
	2022	% change	2022	% change	2022	% change	2022	% change
New Categories
Vapour	320	+10.0%	261	+15.3%	31	+73.2%	612	+14.3%
THP	—	0.0%	12.0	+42.7%	12.0	+12.3%	24.0	+25.6%
Modern Oral	301	-50.1%	3,083	+30.5%	626	+89.0%	4,010	+21.7%
Traditional Oral	6.6	-8.1%	0.8	-9.8%	—	—	7.4	-8.3%
Total Non-Combustibles
Cigarettes	58.7	-15.4%	279.5	-2.5%	266.4	-5.2%	604.6	-5.1%
OTP	0.2	-17.8%	14.6	-10.5%	1.7	-6.8%	16.5	-10.3%
Total Combustibles	58.9	-15.5%	294.1	-2.9%	268.1	-5.2%	621.1	-5.2%
Memo: Cigarettes and THP	58.7	-15.4%	291.5	-1.2%	278.4	-4.6%	628.6	-4.2%

Revenue - reported at current rates (£m)
	U.S.		AME		APMEA		Group
	2022	% change	2022	% change	2022	% change	2022	% change
New Categories	949	+68.7%	1,300	+47.0%	645	+6.3%	2,894	+40.9%
Vapour	913	+62.9%	465	+41.4%	58	+55.1%	1,436	+54.9%
THP	0	-69.1%	494	+68.8%	566	+1.1%	1,060	+24.3%
Modern Oral	36	n/m	341	+29.9%	21	+114.4%	398	+45.3%
Traditional Oral	1,174	+8.9%	35	-12.3%	—	—	1,209	+8.2%
Total Non-Combustibles	2,123	+29.5%	1,335	+44.4%	645	+6.3%	4,103	+29.4%
Total Combustibles	10,470	+4.5%	7,588	+5.7%	4,972	+2.8%	23,030	+4.5%
Other	46	+27.9%	364	+7.0%	112	+2.8%	522	+7.6%
Total	12,639	+8.1%	9,287	+10.0%	5,729	+3.2%	27,655	+7.7%
Of which:
Strategic	12,018	+8.5%	6,768	+15.5%	3,099	+2.5%	21,885	+9.6%
Non-strategic	621	+1.4%	2,519	-2.5%	2,630	+4.0%	5,770	+0.8%
	12,639	+8.1%	9,287	+10.0%	5,729	+3.2%	27,655	+7.7%

Revenue - organic at constant rates (£m)
	U.S.		AME		APMEA		Group
	2022	% change	2022	% change	2022	% change	2022	% change
New Categories	854	+51.6%	1,144	+45.1%	677	+11.5%	2,675	+37.0%
Vapour	821	+46.4%	455	+38.4%	57	+53.0%	1,333	+43.8%
THP	0	-72.3%	349	+64.7%	599	+7.0%	948	+26.7%
Modern Oral	33	n/m	340	+31.6%	21	+111.9%	394	+45.6%
Traditional Oral	1,055	-2.1%	37	-7.7%	—	—	1,092	-2.3%
Total Non-Combustibles	1,909	+16.3%	1,181	+42.8%	677	+11.5%	3,767	+19.4%
Total Combustibles	9,409	-6.1%	6,794	+4.0%	5,016	+3.8%	21,219	-0.6%
Other	40	+14.9%	331	-1.3%	103	-4.3%	474	-0.8%
Total	11,358	-2.8%	8,306	+8.0%	5,796	+4.4%	25,460	+2.3%
Of which:
Strategic	10,799	-2.5%	6,664	+13.7%	3,162	+4.6%	20,625	+3.3%
Non-strategic	559	-8.9%	1,642	-5.0%	2,634	+4.2%	4,835	-1.3%
	11,358	-2.8%	8,306	+8.0%	5,796	+4.4%	25,460	+2.3%

Note on Non-GAAP Measures

The Group’s Management Board regularly reviews the measures used to assess and present the financial performance of the Group and, as relevant, its geographic segments, and believes that these measures provide additional useful information to investors. Certain of our measures are presented based on an adjusted basis and on a constant currency basis. Please refer to the 2022 Annual Report on Form 20‐F for a full description of each measure alongside non-financial measures, pages 322 to 336.

One non-GAAP measure which the Group uses and that is contained in this announcement is adjusted diluted earnings per share which is before the impact of adjusting items and is derived from diluted earnings per share. This announcement also contains operating cash conversion, a non-GAAP measure defined as net cash generated from operating activities before the impact of adjusting items and dividends from associates and excluding trade loans to third-parties, pension short fall funding, taxes paid and after net capital expenditure, as a proportion of adjusted profit from operations.

Adjusting items, as identified in accordance with the Group’s accounting policies, represent certain items of income and expense which the Group considers distinctive based on their size, nature or incidence. These include significant items in, profit from operations, net finance costs, taxation and the Group’s share of the post‐tax results of associates and joint ventures which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance. Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe such results excluding the impact of adjusting items provide additional useful information to investors regarding the underlying performance of the business on a comparable basis.

The Group’s Management Board reviews a number of our IFRS and non‐GAAP measures for the Group and its geographic segments at constant rates of exchange. This allows comparison of the Group’s results, had they been translated at the previous year’s average rates of exchange. The Group does not adjust for the normal transactional gains and losses in operations that are generated by exchange movements. Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe that such results excluding the impact of currency fluctuations year‐on‐year provide additional useful information to investors regarding the operating performance on a local currency basis.

Forward looking statements

References in this announcement to ‘BAT’, ‘Group’, ‘we’, ‘us’ and ‘our’ when denoting opinion refer to British American Tobacco p.l.c. (BAT PLC) and when denoting business activity refer to BAT Group operating companies, collectively or individually as the case may be.

This announcement does not constitute an invitation to underwrite, subscribe for, or otherwise acquire or dispose of any BAT PLC shares or other securities. This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. In particular, these forward-looking statements include statements regarding the Group’s ambition to reach £5bn of New Categories revenue in 2025 and profitability in 2024, the Group’s combustibles full year volume performance being second-half weighted, further glo Air rollouts in the second half of the year, statements under the heading “Full year guidance” and the Group’s results on an organic basis, reflecting the ongoing expectation with regards to the transfer of the Group’s operations in Russia and Belarus. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated.

Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the Group’s New Categories strategy; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; changes in the market position, businesses, financial condition, results of operations or prospects of the Group; and direct and indirect adverse impacts associated with climate change and the move towards a circular economy.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this announcement is intended to be a profit forecast and no statement in this announcement should be interpreted to mean that earnings per share of BAT PLC for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT PLC.

Additional information concerning these and other factors can be found in BAT PLC filings with the U.S. Securities and Exchange Commission (SEC), including the Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Group’s Annual Reports, which may be obtained free of charge from the British American Tobacco website http://www.bat.com.